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                            STYLESITE MARKETING, INC.
                                414 Alfred Avenue
                            Teaneck, New Jersey 07666
                                 (201) 833-4450


                                                              November 18, 1999


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C. 20549

                 Re:      StyleSite Marketing, Inc.
                          Form S-1, File No.: 333-80499
                          -----------------------------

Ladies and Gentlemen:

                  The undersigned hereby respectfully requests that the above-captioned registration statement which became effective on Friday, November 12, 1999, be withdrawn. StyleSite Marketing, Inc. has decided to withdraw the above-captioned registration statement due to market conditions.

                  Thank you for your assistance in this matter.


                                         Sincerely,



                                         By: /s/ Warren H. Golden
                                             -----------------------------------
                                                 Warren H. Golden, President and
                                                 Chief Executive Officer of
                                                 StyleSite Marketing, Inc.